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                                                                EXHIBIT 23.1




                         INDEPENDENT AUDITORS CONSENT



The Board of Directors
Casino Data Systems:

We consent to incorporation by reference in the registration statements (No. 33-62108), (No. 33-84236) and (No. 33-97386) on Form S-8 of Casino Data Systems
of our report dated March 24, 1997, relating to the consolidated balance sheets of Casino Data Systems and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Casino Data Systems.



                                                /s/ KPMG Peat Marwick LLP



Las Vegas, Nevada
March 31, 1997